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                                                                    Exhibit 99.3



            IMP ANNOUNCES AGREEMENT IN PRINCIPLE SECURING ADDITIONAL
                  FINANCING FROM MANAGEMENT-LED INVESTOR GROUP

                  INVESTOR GROUP TO BECOME MAJORITY STOCKHOLDER

        SAN JOSE, CALIFORNIA (May 15, 2001) IMP, Inc. (Nasdaq Small Cap: "IMPX") announced today that it has entered into a Memorandum of Understanding providing for an emergency cash infusion from a group of investors led by members of the company's management. Pursuant to the terms of the MOU, IMP will issue approximately 27.4 million shares of common stock for a purchase price of $6.0 million, or $0.22 per share. The investor group also agreed that recent advances made by it to IMP, totaling $1.4 million, will remain in the Company for the immediate future. No stock, warrants or other equity will be issued in connection with these advances which will remain general, unsecured obligations. The new capital infusion is necessary to meet IMP's critical obligations and failure to secure these funds would have required that operations be ceased. The new funds are expected to be provided on a staged basis over the next 60 days.

        The investor group includes Subba Rao Pinamaneni, Chairman of the Board of Directors, Sugriva Reddy, Chief Executive Officer, John Chu, Vice President and General Manager--Standard Products, Moiz Khambaty, Vice President--Technology, and Tarsaim Batra, Chief Operating Officer and Vice President--Manufacturing. IMP entered into the MOU after exploring all available financing alternatives and after extensive negotiation among the Company, its outside directors, its present majority stockholder, Teamasia, and the investor group. Teamasia, the company's existing majority stockholder, has separately agreed to approve the new financing.

        In connection with this new financing, the investor group required that Teamasia amend the terms of $3.5 million principal amount of convertible debentures held by it which otherwise would have been due and payable in May and June 2001. Teamasia has agreed to extend the maturity date for one year. The convertible debentures will bear interest at the prime rate, and the conversion rate will be reduced from $1.75 to $0.69, the closing price of IMP's common stock on the Nasdaq Small Cap Market on May 10, 2001. Interest on the convertible debentures will be deferred until maturity. In addition, IMP has agreed to grant to Teamasia a warrant to purchase approximately 1.6 million shares of common stock at an exercise price of $0.22 per share. Teamasia will continue to



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be entitled to nominate one director for election to IMP's Board of Directors so long as it owns at least five percent of the outstanding stock.

        The closing of the additional financing is subject to certain conditions, including the completion of definitive documentation. IMP has a limited right to terminate this financing transaction if a superior proposal is made by another party.

        The signing of the MOU ends the company's exhaustive search for additional financing after the company's revenues for its fourth fiscal quarter, ended March 31, 2001, were less than originally expected. The disappointing fourth quarter revenues resulted in a shortage of working capital necessary to support the company's operations. The lowered revenue level reflected operational difficulties caused by MIS system problems and yield shortfalls on a discontinued line of foundry business.

        Even though the investor group will become the majority stockholder of IMP, the company will remain publicly traded. However, recent trading prices are below the Nasdaq minimum of $1.00 creating the prospect of delisting which has been communicated in correspondence from Nasdaq to IMP. Among the actions being considered to preserve the listing is a reverse stock split. Nonetheless, there can be no assurances that IMP will retain its Nasdaq listing, with the alternative being to trade on the OTB Bulletin Board.

        IMP, Inc. provides analog semiconductor solutions that power the portable, wireless and Internet driven computer and communications revolution. From its ISO 9001 qualified wafer fabrication plant in San Jose, California, IMP supplies standard setting, power-management integrated circuit products and wafer foundry services to computer, communications and control manufacturers worldwide.

        Statements in this press release regarding IMP's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties, that are detailed from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's most recent annual report on Form 10-K and quarterly report on Form 10-Q.

        For further information on the Company, please visit our web site at www.impweb.com.

Contact:

IMP, Inc., San Jose
Sugriva Reddy, 408/434-1400